QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 5.4

CONSENT OF EXPERTS

        We hereby consent to the reliance in this Registration Statement on Form F-10 of Wheaton River Minerals Ltd. ("Wheaton River") on our report "A Technical Review of Tayoltita, Santa Rita, San Antonio, La Guitarra and San Martin Operating Silver and Gold Mines in Mexico for Wheaton River Minerals Ltd." dated August 12, 2002 which was commissioned by Wheaton River as an audit of its mineral reserves as at December 31, 2001. We also consent to the reference to Watts, Griffis and McOuat Limited under the heading "Experts" in such Registration Statement.

Watts, Griffis and McOuat Limited

By:    /s/ Mary-Claire Ward
          Mary-Claire Ward
Title:  Chairman

Date:  March 11, 2003

QuickLinks

CONSENT OF EXPERTS